Exhibit 99.1

Contact:
The Wet Seal, Inc.
Investor Relations
(949) 699-4804

THE WET SEAL, INC. ANNOUNCES CLOSING OF FINANCING TRANSACTION

FOOTHILL RANCH, Calif. — (BUSINESS WIRE) — May 3, 2005 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) (the “Company”) today announced the closing of its equity financing transaction.

Under the terms of its Securities Purchase Agreement with certain investors, the Company has issued a new class of preferred stock that is convertible into 8,200,000 shares of the Company’s Class A common stock and stock purchase warrants to acquire 7,500,000 shares of Class A common stock, in each case subject to certain anti-dilution provisions, for an aggregate purchase price of $24.6 million. In addition, certain of the investors in the financing acquired 3,359,997 shares of Class A common stock for an aggregate purchase price of approximately $6.41 million through the exercise of all of their outstanding Series A Warrants and a pro rata portion of their outstanding Series B Warrants issued in the Company’s January 2005 financing.

The Company’s outstanding bridge financing facility was retired at the closing. Those investors in the financing who were lenders under the facility applied the outstanding principal and interest, which was approximately $12.0 million, as partial consideration for the acquisition of the convertible preferred stock and the warrants.

The Company received approximately $18.0 million in net proceeds from the transaction, after giving effect to the retirement of the bridge facility and the payment of transaction expenses. The net proceeds will be used for general working capital purposes.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 398 stores in 46 states, the District of Columbia and Puerto Rico, including 307 Wet Seal stores and 91 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.